Exhibit 5.05

REGISTERED MAIL

Flextronics International Ltd.

2 Changi South Lane

Singapore 486123

Place, date:	Amsterdam, 18 June 2013
Our reference:	JH/MSt/24302/4013350.2
Re:	Legal Opinion Flextronics International Europe B.V.
From:	Mr. J.E.W. Houtman, Lawyer
Telephone:	Fax:	E-mail:
+31 (0)20 5736 800	+31 (0)20 5736 887	j.houtman@lexence.com

Dear Sirs,

We have acted as special counsel on certain matters of Netherlands Law to Flextronics International Europe B.V. (the “Company”), incorporated under the laws of the Netherlands, with its registered seat at Amsterdam, with its offices in (5807 GA) Oostrum, the Netherlands, at the Nobelstraat 10 - 14, registered with the Trade Register of the Chambers of Commerce (Kamer van Koophandel en Fabrieken) under number 34114714, in relation to the filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the US Securities Act of 1933, as amended (the “Act”) pursuant to which the Company requested us to render a legal opinion in connection with the execution of:

a)             the Indenture, dated as of 20 February 2013 (the “Indenture”), among Flextronics International Ltd., a Singapore company (“FIL”), the subsidiaries of FIL, party thereto as guarantors (the “Guarantors”) and U.S. Bank National Association, as Trustee; and

b)             the unconditional guarantees of the Guarantors set forth in the Indenture (the “Guarantees”),

(the Indenture and the Guarantees are hereinafter referred to as the “Documents”). A copy of the executed Documents is attached hereto as Annex 1.

In rendering this opinion, we have examined and relied upon the following documents:

(1)                       a copy of the deed of incorporation of the Company (the “Deed of Incorporation”) dated 31 March 1999;

(2)                       a copy of the articles of association of the Company (the “Articles”) dated 14 December 2012;

(3)                       an online excerpt from the trade register of the Chambers of Commerce in respect of the Company, dated 18 June 2013 (the “Excerpt”);

(4)                       a copy of the shareholders register of the Company (the “Shareholders Register”) dated 14 December 2012;

(5)                       a copy of the executed version of the Documents;

(6)                       the executed resolution by the board of managing directors (statutaire directie) of the Company (the “Management Board”) dated 12 February 2013 (the “Board Resolution”), a copy of which has been attached hereto as Annex 2;

(7)                       the executed resolution by the Company’s general meeting of shareholders’ (algemene vergadering van aandeelhouders) dated 12 February 2013 (the “Shareholders’ Resolution”), a copy of which has been attached hereto as Annex 3;

We have further relied as to factual matters on the statements made by (i) the Management Board in the certificate dated 17 June 2013 (hereinafter referred to as: the “Management Certificate”), a copy of which is attached hereto as Annex 4, and (ii) the sole shareholder of the Company in the certificate dated 17 June 2013 (hereinafter referred to as: the “Shareholders Certificate”), a copy of which is attached hereto as Annex 5.

For the purposes of the opinions expressed herein, we have assumed without independent investigation, except as otherwise indicated herein:

(i)                                    all documents submitted to us and reviewed by us as originals are complete and authentic and the signatures thereon genuine, and all documents submitted to us and reviewed by us as drafts of documents or as facsimile or photocopy are in conformity with the originals;

(ii)                                 that the information recorded in the Excerpt is correct as of the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by (a) paragraph 7 of the Management Certificate and (b) paragraph 7 of the Shareholders’ Certificate);

(iii)                              that each of the statements in the Management Certificate and Shareholders’ Certificate are correct as of the date hereof;

(iv)                             (i) the Deed of Incorporation is a valid notarial deed that has been executed by a civil law notary (notaris) who had, at the time of the execution of such deed, the power and authority to execute such deed, (ii) the contents of the Deed of Incorporation is correct and complete and (iii) there were no defects in the incorporation (not appearing on the face of the Deed of Incorporation) for which a court might dissolve the Company;

(v)                                that the Company has been duly incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands;

(vi)                             that the Articles are the articles of association (statuten) of the Company in force on the date hereof. Although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt, (b) paragraph 2 of the Management Certificate and (c) paragraph 2 of the Shareholders’ Certificate;

(vii)                          that the information recorded in the Shareholders Register is correct, complete and accurate as of the date hereof;

(viii)                       that the resolution referred to above under (6) correctly reflects the resolutions made by the Management Board in respect of the entering into the Documents, (i) have been made with due observance of the Articles and (ii) have not been and will not be amended, revoked, or declared null and void by a competent court. (Although not constituting conclusive evidence thereof, this assumption is supported by (a) paragraph 9 and 12 of the Management Certificate and (b) paragraph 8 and 11 of the Shareholders’ Certificate.);

(ix)                             that none of the members of the Management Board of the Company has a conflict of interest with the Company in connection with the Documents or the transaction contemplated thereby;

(x)                                that all the issued and outstanding shares in the share capital of the Company (i) have been duly authorized and validly issued and have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split or combined, (ii) have been fully paid up, and that the shareholders hold valid and legal title to these shares, free of any defect that might have resulted in rescission or avoidance thereof and (iv) these shares were free and clear of any pledge (pand), right of usufruct (vruchtgebruik), or attachment (beslag). (Although not constituting conclusive evidence thereof, this assumption is supported by the contents of (a) the Excerpt, (b) the Shareholders Register, (c) paragraph 3 of the Management Certificate and (d) paragraph 3 of the Shareholders’ Certificate);

(xi)                             that the Company has no supervisory board (raad van commissarissen). (Although not constituting conclusive evidence thereof, this assumption is supported by the contents of (a) paragraph 4 of the Management Certificate and (b) paragraph 4 of the Shareholders’ Certificate);

(xii)                          that the Company has no works council (ondernemingsraad). Although not constituting conclusive evidence thereof, this assumption is supported by the contents of (a) paragraph 5 of the Management Certificate and (b) paragraph 5 of the Shareholders’ Certificate;

(xiii)                       that there are no bylaws (directiereglement) established within the Company. Although not constituting conclusive evidence thereof, this assumption is supported by the contents of (a) paragraph 10 of the Management Certificate and (b) paragraph 9 of the Shareholders’ Certificate;

(xiv)                      that the general meeting of the Company has not subjected certain resolutions of the management board to its approval pursuant to article 20.1 of the Articles. Although not constituting conclusive evidence thereof, this assumption is supported by (a) paragraph 11 of the Management Certificate and (b) paragraph 10 of the Shareholders’ Certificate;

(xv)                         that Mr. B.P.H.M. van Loon, Mr. R. Mc Cafferty and Mr. M.J. Savage have been validly appointed as managing directors of the Company, their appointment has not been revoked, nor has any of them been removed or suspended from the Management Board, nor has any of them resigned, or otherwise is unable to represent the Company. Although not constituting conclusive evidence thereof, this assumption is supported by the contents of (i) the Excerpt and (ii) the contents of paragraph 8 of the Management Certificate and (iii) paragraph 12 of the Shareholders Certificate;

(xvi)                      the Documents have been signed on behalf of the Company by one or more persons authorized to do so in accordance with the Articles;

(xvii)                   that the Documents are and shall not be governed by the laws of the Netherlands;

(xviii)                that each party to the Documents, other than the Company, is validly existing under the laws under which it is purported to have been incorporated;

(xix)                      that (a) each party to the Documents other than the Company has the requisite power (corporate and otherwise) to execute and deliver, and to perform its obligations under the Documents, if applicable, and (b) the Documents are, or when applicable will, be duly authorized, executed and delivered by or on behalf of the parties thereto other than the Company;

(xx)                         that the Documents when duly executed, constitute legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with its terms under the laws of the state of New York (i.e. the laws by which the Documents are governed) and under the laws of any other relevant jurisdiction (other than the laws of the Netherlands);

(xxi)                      the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorizations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any law other than the law of the Netherlands as may relate to (a) the Documents and their lawful execution, (b) the parties thereto (including the Company) and other persons affected thereby, (c) the security rights and interest granted there under, (d) the performance or enforcement by or against the parties thereto (including the Company) or such other parties or (e) the creation of valid and legally binding obligations of all parties to the Documents enforceable against such parties in accordance with their respective terms;

(xxii)                   no foreign laws affect any of the opinions expressed herein.

Based upon and subject to the foregoing and subject to the qualifications listed below and to any factual matters, documents or events not disclosed to us in the course of our examination referred to above, we express the following opinions:

Status

1.                            The Company is validly existing as a private company with limited liability (besloten vennootschap) under the laws of the Netherlands.

Corporate power and authority

2.                            The Company has the corporate power to execute and deliver the Documents and to perform its obligations there under.

3.                            The Company has duly authorized, executed and delivered the Documents.

Under the laws of the Netherlands, to the extent applicable to the Documents, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company in the Documents will terminate by force of law, without notice, upon bankruptcy (faillissement) of the Company and will cease to be effective in case of a suspension of payments (surcéance van betaling).

In this opinion Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising there under will a) be governed by the laws of the Netherlands and b) be brought before a Dutch court.

We express no opinion on any law other than the law of the Netherlands (unpublished case law not included) as it currently stands. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general applications). In this opinion we express no opinion on tax law.

No undertaking or obligation is assumed on our part to revise, update or amend this letter in connection with or to notify or inform you of any developments and/or changes under Dutch law subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion letter and its contents (i) speak as of the date hereof, (ii) are strictly limited to the matters stated herein and which is not to be read as extending by implication to the other matters in connection with the Company or otherwise and (iii)

are given subject to the General Terms and Conditions of Lexence N.V., a copy of which is attached hereto as Annex 6. With respect to article 4 of the General Terms and Conditions of Lexence N.V. for the purpose of this letter, the recipient of this letter will be considered as ‘client’ as referred to in this article. This letter is issued solely to the addressee of this letter in connection with the Registration Statement.  It may not be relied upon for any other purpose, without our prior written consent, and its contents may not be quoted, otherwise included, summarized or referred to in any publication or document or disclosed to any party, in whole or in part, for any purpose whatsoever, except as required by accounting requirements, law or court order or in connection with the enforcement hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.  By giving of this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Yours faithfully,

/s/ LEXENCE N.V.

LEXENCE N.V.